Exhibit 99.B(d)(87)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Quantitative Management Associates, LLC (formerly, Prudential Investment Management, Inc.)

Dated July 1, 2003, as amended on                             , 2004

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Large Cap Disciplined Equity Fund

Agreed and Accepted:

SEI Investments Management Corporation	Quantitative Management Associates, LLC

By:	By:

Name:	Name:

Title:	Title:

1